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                                                                     EXHIBIT 3.3


     The following resolution was adopted at a special meeting of the Board of Directors held at the principal offices of the corporation at 1900 East Golf Road, Schaumburg, Illinois 60173 on Saturday, April 7, 2001 at 5:30 Central Time (6:30 Eastern Time).

          RESOLVED, that Section 3.09 of the By-Laws of the Corporation is hereby amended and restated to read as follows:

               "Section 3.09 SPECIAL MEETING. Special meetings of the Board may be called at any time by, or at the direction of, the Chairman of the Board or the President or any two (2) directors, to be held at the principal office of the Corporation, or at such other place or places, within or without the State of Delaware, as the person or persons calling the meeting may designate.

               Notice of the time and place of special meetings shall be given to each director either (i) by mailing or otherwise sending to him a written notice of such meeting, charges prepaid, addressed to him at his address as it is shown upon the records of the Corporation, or if it is not so shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held, at least seventy-two (72) hours prior to the time of the holding of such meeting or (ii) by orally communicating the time and place of the special meeting to him at least forty-eight (48) hours prior to the time of the holding of such meeting or (iii) by sending to him on a business day by e-mail at his e-mail address as it is shown on the records of the Corporation, a notice of such meeting, at least twenty-four (24) hours prior to the time of the holding of such meeting. Any of the notices as above provided shall be due, legal and personal notice to such director.

               Whenever notice is required to be given, either to a stockholder or a director, under any provision of the General Corporation Law of Delaware, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting, whether in person or by proxy, shall constitute a waiver of notice of such meeting except

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          when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of directors or committee of directors need be specified in any written waiver of notice.

               All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting."